Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA, Inc. 401(k) Employee Plan

Purchase, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-46062) of MBIA Inc., of our report dated June 16, 2023, relating to the financial statements and supplemental schedule of MBIA, Inc. 401(k) Employee Plan which appear in this Form 11-K for the year ended December 31, 2022.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

June 16, 2023